Exhibit 99.1

Press Release

River Financial Corporation and Keystone Bancshares, Inc. Complete Merger

Prattville, AL — January 4, 2016 — River Financial Corporation and Keystone Bancshares, Inc. today announced the completion of the merger of River Bank & Trust and Keystone Bank effective December 31, 2015.  The announcement was issued by Jimmy Stubbs, President and Chief Executive Officer of River Bank & Trust and Ray Smith, Chief Executive Officer of Keystone Bank.  As a result of the merger, Keystone Bank locations in Gadsden, Auburn and Opelika will operate as River Bank & Trust under the leadership of Mr. Stubbs who will serve as Chief Executive Officer and Mr. Smith who will serve as President.

The combined company has approximately $700 million in assets and nine office locations across central and east Alabama.

Jimmy Stubbs commented, “We have found a committed partner in Keystone Bank as we share the same vision of providing excellence in community banking.  Now as part of River Bank & Trust, Keystone Bank clients will enjoy a banking home with the same people and commitment to service, with the addition of more locations, a broader set of products and larger credit capacity.  Our team is very dedicated to the successful integration of our combined banking business.”

Ray Smith stated, “The entire staff of Keystone Bank is enthusiastically joining the River Bank team and together we will continue to serve our customers and build value not only for them, but for our employees, communities and shareholders.”

River Bank was advised in this transaction by Stephens Inc. who served as financial advisor, and Jones Walker LLP acting as the bank's legal counsel.  Sandler O'Neill + Partners, L.P. served as financial advisor to Keystone Bank, and Balch & Bingham LLP is acting as the bank's legal counsel.

About River Bank & Trust

Founded in 2006 by a group of community leaders who understood the need for a locally owned and managed bank, River Bank & Trust is a full-service community bank with two offices in Montgomery, two offices in Prattville, one office in Wetumpka, and one office in Alexander City, Alabama.  With total assets of approximately $444 million, the company's mission is to be a trusted partner and friend, helping neighbors and the businesses in the communities they serve reach their financial goals.  For more information, visit www.riverbankandtrust.com.

About Keystone Bank

Keystone Bank first opened its doors in 2007.  Since that time, a strong corporate culture of dedicated service to their clients has helped the bank to grow their assets to $252 million.  There are full-service Keystone Bank offices in Auburn, Opelika and Gadsden, Alabama.

Forward-Looking Statements

Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “should,” “seek,” “will,” “may,” and “estimate,” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking.  All forward-looking statements are subject to risks, uncertainties and other factors that may cause actual results, performance or achievements of any of the parties to the merger to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements.  Such risks include, without limitation, risks and uncertainties described in greater detail under “Risk Factors” in the Form S-4 registration statement relating to the merger and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this press release are made as of the date of the release and River Financial Corporation does not assume any responsibility to update these statements.

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